UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2025

ZEO SCIENTIFIX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55008	47-4180540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3321 College Avenue, Suite 246 Davie, Florida	33314
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 963-7881

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As used in this Current Report on Form 8-K (this “Report”), and unless otherwise indicated, the terms “the Company,” “ZEO,” “we,” “us” and “our” refer to Zeo ScientifiX, Inc.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 1, 2025, Ron Borsheim was appointed the Company’s Chief Sales Officer - Aesthetics.

Mr. Borsheim, 61, has over 30 years of experience in sales of aesthetic, regenerative medicine and other medical products. From November 2023, until joining ZEO, Mr. Borsheim served as Senior Vice President of Business Development of Benev Company Inc., an FDA-registered pharmaceutical, cosmeceutical, and medical device company that serves the global medical aesthetic market, where he was responsible for four sales verticals, identifying new business opportunities and managing a team or regional sales directors, product specialists, distributors and independent sales representatives. From April 2023 to October 2023, Mr. Borsheim was Vice President of Sales at Sofwave Medical Ltd., an Israeli aesthetic medicine company and from April 2016 to April 2023, Mr. Borsheim was Vice President of Business and Product Development for BTL Industries, Inc. where he led the product development, clinical research, branding, and product launch activities for that company’s line of aesthetic capital equipment, which is marketed worldwide. Mr. Borsheim holds B.S. and M.S. degrees in Health Science from the University of North Florida.

The Company has entered into an employment agreement with Mr. Borsheim effective April 1, 2025. Mr. Borsheim’s employment agreement provides for a base salary of $225,000 and the grant of an option under ZEO’s Equity Incentive Plan (the “Incentive Plan”) to purchase 40,000 shares of our common stock at a price of $2.50 per share (fair market value on the date of grant) (the “Option”). The Option vests 50% on the one-year anniversary of the effective date of the employment agreement and 50% on the second anniversary, contingent upon Mr. Borsheim’s’ continued employment with the Company and to the extent vested, expires five years from the date of grant.

Mr. Borsheim may also be paid a performance bonus to the extent earned, based on criteria established by the Company’s Board of Directors or its Compensation Committee, and is eligible to participate in the employee benefit plans maintained by the Company and generally applicable to other senior executives of the Company.

Mr. Borsheim’s employment with the Company is “At Will” meaning that his employment with the Company and his employment agreement may be terminated by the Company at any time, for any reason or for no reason at all and with or without “Cause” (as defined in the employment agreement). Notwithstanding the foregoing, if at any time after the first ninety (90) days of the term, the Company terminates Mr. Borsheim’s employment without Cause or Mr. Borsheim terminates his employment with the Company for “Good Reason” (as defined in the employment agreement), Mr. Borsheim will be entitled to receive an amount equal to one quarter (1/4) month’s salary for each successive three (3) months of employment completed as severance.

Mr. Borsheim’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.

The above description of the employment agreement entered into between ZEO and Mr. Borsheim is qualified in its entirety by the copy of the employment agreement filed as Exhibit 10.1 to this Report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement with Ron Borsheim+

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Management Compensation Plan or Arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2025	ZEO SCIENTIFIX, INC.

	By:	/s/ Ian T. Bothwell
Ian T. Bothwell Interim Chief Executive Officer and Chief Financial Officer

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